AMENDMENT

to

CUSTODIAN SERVICES AGREEMENT

This AMENDMENT (this “Amendment”) amends as of the 1st day of July, 2012 (the “Effective Date”), the Custodian Services Agreement, dated as of May 5, 2003 and amended from time to time between Aston Funds (formerly, ABN AMRO Funds) (the “Fund”) and The Bank of New York Mellon (as assigned from PFPC Trust Company) (“Custodian”) (as amended, the “Agreement”).

For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and Custodian hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parties hereto) be amended as follows:

1.	Section 16 is hereby amended and restated in its entirety to read as follows:

“(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall remain in effect through June 30, 2013 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for two (2) successive terms of one (1) year each (each, a “Renewal Term”) unless the Fund or Custodian provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

Upon the expiration of the Renewal Terms, this Agreement shall continue in full force and effect unless terminated by either party pursuant to 90 days’ written notice to the non-terminating party.

In the event this Agreement is terminated (pending appointment of a successor to the Custodian or vote of the shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property), the Custodian shall not deliver cash, securities or other property of the Portfolios to the Fund. It may deliver such cash, securities or other property to a bank or trust company of the Custodian’s choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Fund to be held under terms similar to those of this Agreement. The Custodian shall not be required to make delivery or payment of assets upon termination until it receives full payment of its compensation and other fees for services provided under the Agreement through the effective date of termination. In the event of termination, except termination by the Fund pursuant to subsection (b) herein which is addressed below, all expenses associated with movement of records and materials and conversion thereof to a successor custodian will be borne by the Fund and paid to the Custodian prior to any such conversion. The Custodian shall have a security interest in and shall have a right of setoff against the Property as security for the payment of all such fees, compensation, costs and expenses.

In the event of termination by the Fund pursuant to subsection (b) herein, the Custodian will waive all of its charges and be responsible for all of its expenses associated with movement of records and materials and conversion thereof to a successor custodian, and the Custodian will make delivery or payment of assets to such successor custodian promptly upon termination and payment of its compensation and other fees for services provided under the Agreement through the effective date of termination.

(b) If a party hereto is guilty of a material failure to perform it duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days’ written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.”

2. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ASTON FUNDS		THE BANK OF NEW YORK MELLON

By:	/s/ Gerald F. Dillenburg	By:	/s/ John Silano
Name:	Gerald F. Dillenburg	Name:	John Silano
Title:	Senior Vice President and Chief Operating Officer	Title:	Vice President

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